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               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                     (In Thousands, Except Per Share Data)


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                                                                Year ended December 31,
                                                            -----------------------------
                                                              1994       1993       1992
                                                            -------    -------    -------
NET INCOME:
Income from continuing operations                           $24,108    $23,659    $ 7,917
Dividends on preferred stock                                    -          724        810
                                                            -------    -------    -------
Income from continuing operations
   applicable to common stock                                24,108     22,935      7,107
Loss from discontinued operations                               -       (3,971)    (2,043)
Extraordinary items                                             -       (2,022)     3,948
                                                            -------    -------    -------
Net income applicable to common stock                       $24,108    $16,942    $ 9,012
                                                            =======    =======    =======

Shares:
   Basic shares - weighted average of common
      shares outstanding                                     74,377     54,253     47,789
   Additional shares assuming conversion
      of stock options and warrants                           1,354        427        139
                                                            -------    -------    -------
   Primary shares                                            75,731     54,680     47,928
   Additional shares assuming full dilution of
      stock options and warrants                                131        524        -
                                                            -------    -------    -------
   Fully-diluted shares                                      75,862     55,204     47,928
                                                            =======    =======    =======
Basic, primary and fully-diluted net income (loss)
   per common and common equivalent share:
   Continuing operations                                    $  0.32    $  0.42    $  0.15
   Discontinued operations                                      -        (0.07)     (0.04)
   Extraordinary Items                                          -        (0.04)      0.08
                                                            -------    -------    -------
      Net income per common and common equivalent share     $  0.32    $  0.31    $  0.19
                                                            =======    =======    =======


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